Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

Wyeth Reports

Earnings Results for the

2006 Third Quarter and First Nine Months

➢	Worldwide Net Revenue for the 2006 Third Quarter and First Nine Months Increased 9% and 8% to $5.1 Billion and $15.1 Billion, Respectively

➢	Pharmaceuticals Net Revenue Increased 10% for the 2006 Third Quarter Led by Enbrel® and Prevnar®

➢	Four Regulatory Submissions for New Products

➢	Dividend to Stockholders Increased 4%

➢	2006 Full Year Pro Forma Diluted Earnings per Share Guidance Raised to $3.12 to $3.18

Madison, N.J., October 19, 2006 - Wyeth (NYSE: WYE) today reported results for the 2006 third quarter and first nine months ending September 30, 2006. Worldwide net revenue increased 9% to $5.1 billion for the 2006 third quarter and 8% to $15.1 billion for the 2006 first nine months. Excluding the favorable impact of foreign exchange, worldwide net revenue increased 7% for the 2006 third quarter. The impact of foreign exchange on worldwide net revenue was not significant for the 2006 first nine months.

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Wyeth (Continued)

“With our outstanding 2006 third quarter, Wyeth is on its way to achieving annual sales of more than $1 billion for six product franchises,” said Robert Essner, Chairman and Chief Executive Officer. “We continue to see strong sales from our broad product portfolio, led by our biotechnology products Enbrel and Prevnar. This performance, combined with cost management efforts, provided the rationale for raising our 2006 pro forma diluted earnings per share guidance.”

Wyeth previously announced on October 5 that it was raising its 2006 pro forma diluted earnings per share guidance range to $3.12 to $3.18 – an increase of 13% to 16% over 2005 pro forma diluted earnings per share.

2006 Third Quarter Product Highlights

ENBREL® continued to post strong revenue growth during the 2006 third quarter. Wyeth has exclusive rights to Enbrel outside of the United States and Canada where net revenue was $378 million for the 2006 third quarter and $1.1 billion for the 2006 first nine months, increases of 37% and 38%, respectively, over the comparable periods in 2005. Enbrel sales in the United States and Canada are expected to be reported by Wyeth’s marketing partner Amgen Inc. on Monday, October 23.

Enbrel is a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis, juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis. Enbrel is 10th among the top pharmaceutical products ranked globally by sales and is the second fastest growing product in the top 10.

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Wyeth (Continued)

Enbrel continues to be Wyeth’s top-selling product in Europe, where sales were $316 million during the third quarter.

PREVNAR®, Wyeth’s vaccine to prevent invasive pneumococcal disease in both infants and young children, achieved net revenue of $510 million for the 2006 third quarter and $1.5 billion for the 2006 first nine months, increases of 30% and 32%, respectively, over the comparable periods in 2005. A major contributor to Prevnar’s performance in the third quarter was the commencement of national immunization programs in the United Kingdom, Germany and Mexico. Prevnar continues to be the world’s best-selling vaccine and now is available in 70 countries worldwide.

Worldwide net revenue for EFFEXOR® (Effexor and Effexor XR), the number one selling antidepressant globally and an important therapy in treating adult patients with major depressive disorder, generalized anxiety disorder, social anxiety disorder and panic disorder, was $924 million for the 2006 third quarter and $2.8 billion for the 2006 first nine months, increases of 7% and 6%, respectively, over the comparable periods in 2005. U.S. revenue for Effexor XR, the novel extended release formulation representing more than 90% of overall venlafaxine use, also contributed to growth in the third quarter despite the presence of the older immediate release formulation that became available as a generic under license from Wyeth in August 2006.

PROTONIX®, a proton pump inhibitor indicated for the healing and symptomatic relief of erosive esophagitis (severe heartburn), posted net revenue of $452 million for the 2006 third quarter and $1.4 billion for the 2006 first nine months, increases of 12% and 9%, respectively, over the comparable periods in 2005.

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Wyeth (Continued)

WYETH NUTRITION achieved net revenue of $306 million for the 2006 third quarter and $894 million for the 2006 first nine months, increases of 16% and 14%, respectively, over the comparable periods in 2005. Wyeth Nutrition is on track to achieve more than $1.0 billion in global annual sales for the second consecutive year.

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet Web site at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

R&D Update

Research and development (R&D) in the 2006 third quarter achieved a number of key milestones. Methylnaltrexone received fast track designation from the U.S. Food and Drug Administration (FDA) for the treatment of post-operative ileus. Wyeth, with its partner Progenics Pharmaceuticals, Inc., also initiated a global Phase 3 clinical trial for intravenous methylnaltrexone for post-operative ileus and a Phase 2 clinical trial for oral methylnaltrexone for opioid-induced constipation. In September 2006, Wyeth initiated a global Phase 3 clinical trial for its 13-valent pneumococcal conjugate vaccine.

In addition, four regulatory submissions were filed in October 2006. On October 4, Wyeth filed its dossier in Europe for PRISTIQ™ (desvenlafaxine succinate) to treat vasomotor symptoms; on October 5, registration submissions were filed in the United States and Europe for TORISEL™ (temsirolimus) for the treatment of renal cell carcinoma; and on October 11, Wyeth and its partner Solvay Pharmaceuticals submitted a New Drug Application to the FDA for bifeprunox for the treatment of schizophrenia. This brings the total number of regulatory submissions for new products in 2006 to six.

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Wyeth (Continued)

2006 Third Quarter Results

Reported net income and diluted earnings per share for the 2006 third quarter were $1,156.9 million and $0.85, respectively, compared with $869.9 million and $0.64 for the 2005 third quarter. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, which requires the expensing of stock options. The 2006 third quarter results included stock option expense, which reduced diluted earnings per share by approximately $0.03. The 2005 third quarter results, which have not been restated to include the impact of expensing stock options, would have been lower by approximately $0.04 per share had stock options been expensed.

The 2006 third quarter results also included charges of $80.2 million ($54.9 million after-tax or $0.04 per share-diluted) related to the Company’s productivity initiatives and a favorable income tax adjustment of $70.4 million ($0.05 per share-diluted) related to a reduction of certain deferred tax asset valuation allowances, which are discussed below in greater detail. The 2005 third quarter results included net charges of $95.8 million ($63.4 million after-tax or $0.05 per share-diluted) related to the Company’s productivity initiatives and an income tax charge of $170.0 million ($0.12 per share-diluted) recorded in connection with the Company’s decision to repatriate approximately $3.1 billion of foreign earnings in accordance with the American Jobs Creation Act of 2004. The 2006 and 2005 productivity initiatives charges, the 2006 favorable income tax adjustment and the 2005 income tax charge are considered to be certain significant items for purposes of analyzing the Company’s results of operations. For the 2006 third quarter, net income and diluted earnings per share, before certain significant items, were $1,141.4 million and $0.84, respectively.

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Wyeth (Continued)

For the 2005 third quarter, net income and diluted earnings per share, before significant items and assuming stock option expensing, would have been $1,053.1 million and $0.77, respectively.

To assist in performing third quarter comparisons, a pro forma presentation is provided under “Results of Operations – As Adjusted” at the end of this press release.

The increases in net income and diluted earnings per share for the 2006 third quarter, before certain significant items and assuming the expensing of stock options in the 2005 third quarter, resulted from higher net revenue, lower cost of goods sold, and lower selling, general and administrative expenses, both as a percentage of net revenue, lower interest expense, net and higher other income, net offset, in part, by higher research and development spending. Included in other income, net were pre-tax gains from product divestitures amounting to approximately $4.4 million and $37.0 million in the 2006 and 2005 third quarter, respectively.

Income Tax Adjustment

In the 2006 third quarter, the Company recorded a favorable income tax adjustment of $70.4 million ($0.05 per share-diluted) within the Provision for Income Taxes due to a release of a previously established valuation allowance against state deferred tax assets. Deferred tax assets result primarily from the recording of certain accruals and reserves that currently are not deductible for tax purposes and from tax loss carry forwards. Valuation allowances had previously been provided for certain state deferred tax assets due to uncertainty of generating sufficient taxable income in these state jurisdictions as a result of the Redux® and Pondimin® diet drug litigation. Given the progress made in resolving the diet drug litigation

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Wyeth (Continued)

claims, there is greater certainty regarding the status of this litigation. The Company considered these circumstances in re-evaluating the realizability of the state deferred tax assets.

Increase in Common Stock Dividend

As previously announced on September 28, 2006, the Company declared a dividend of twenty-six cents ($0.26) per share on the outstanding shares of its common stock, payable on December 1, 2006 to stockholders of record at the close of business on November 13, 2006. This quarterly rate represents a 4% increase per share from the previous quarter ($0.25).

Productivity Initiatives

The Company continues with its long-term global productivity initiatives, which were launched in 2005, to adapt to the changing pharmaceutical industry environment. The guiding principles of these initiatives include innovation, cost savings, process excellence and accountability, with an emphasis on improving productivity. In July 2006, the Company established the Global Business Operations initiative as part of the productivity initiatives and signed a global services agreement with Accenture to deliver transactional and administrative support services beginning in 2007 for certain process areas within Wyeth’s finance and accounting, information services, human resources and procurement functions.

As a result of the productivity initiatives, the Company recorded charges of $80.2 million ($54.9 million after-tax or $0.04 per share-diluted) in the 2006 third quarter and $154.8 million ($106.4 million after-tax or $0.08 per share-diluted) in the 2006 first nine months to recognize the costs associated with the Global Business Operations initiative, the costs of

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Wyeth (Continued)

closing certain manufacturing facilities, including accelerated depreciation, certain reorganization costs and the cost of eliminating certain positions at the Company’s facilities. Charges of $31.3 million were recorded within Cost of Goods Sold, $43.7 million within Selling, General and Administrative Expenses, and $5.2 million within Research and Development Expenses for the 2006 third quarter. Charges of $86.5 million were recorded within Cost of Goods Sold, $54.8 million within Selling, General and Administrative Expenses, and $13.5 million within Research and Development Expenses for the 2006 first nine months. The 2005 third quarter and first nine months included a net charge of $95.8 million ($63.4 million after-tax or $0.05 per share-diluted) related to the Company’s productivity initiatives. Charges of $69.4 million were recorded within Cost of Goods Sold, $61.4 million within Selling, General and Administrative Expenses and $5.2 million within Research and Development Expenses, offset, in part, by asset sale gains of $40.2 million recorded within Other Income, Net. As of September 30, 2006, total net pre-tax charges of $345.4 million have been recorded in connection with the Company’s productivity initiatives since inception. Additional costs such as asset impairment, accelerated depreciation, personnel costs and other exit costs, as well as certain implementation costs associated with these initiatives, are expected to continue for several years as additional strategic decisions are made and are projected to total approximately $750.0 million to $1,000.0 million, on a pre-tax basis.

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Wyeth (Continued)

2006 First Nine Months Results

Reported net income and diluted earnings per share for the 2006 first nine months were $3,341.3 million and $2.45, respectively, compared with $2,924.6 million and $2.16 for the 2005 first nine months. The 2006 first nine months results included stock option expense, which reduced diluted earnings per share by approximately $0.10. The 2005 first nine months results, which have not been restated to include the impact of expensing stock options, would have been lower by approximately $0.13 per share had stock options been expensed.

The 2006 first nine months results also included charges of $154.8 million ($106.4 million after-tax or $0.08 per share-diluted) related to the Company’s productivity initiatives and a favorable income tax adjustment of $70.4 million ($0.05 per share-diluted) related to a reduction of certain deferred tax asset valuation allowances, as discussed above. The 2005 nine months included net charges of $95.8 million ($63.4 million after-tax or $0.05 per share-diluted) related to the Company’s productivity initiatives and an income tax charge of $170.0 million ($0.12 per share-diluted) recorded in connection with the Company’s decision to repatriate foreign earnings, as discussed above. The 2006 and 2005 productivity initiatives charges, the 2006 favorable income tax adjustment and the 2005 income tax charge are considered to be certain significant items for purposes of analyzing the Company’s results of operations. For the 2006 first nine months, net income and diluted earnings per share, before certain significant items, were $3,377.3 million and $2.48, respectively. For the 2005 first nine months, net income and diluted earnings per share, before certain significant items and assuming stock option expensing, would have been $2,988.9 million and $2.20, respectively.

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Wyeth (Continued)

In order to assist in performing first nine months comparisons, a pro forma presentation is provided under “Results of Operations – As Adjusted” at the end of this press release.

The increases in net income and diluted earnings per share for the 2006 first nine months, before certain significant items and assuming the expensing of stock options in the 2005 first nine months, resulted from higher net revenue, lower cost of goods sold, and lower selling, general and administrative expenses, both as a percentage of net revenue, and lower interest expense, net offset, in part, by higher research and development spending and lower other income, net. Included in other income, net were pre-tax gains from product divestitures amounting to approximately $38.7 million and $180.0 million in the 2006 and 2005 first nine months, respectively.

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Wyeth (Continued)

A reconciliation of net income and diluted earnings per share as reported under generally accepted accounting principles (GAAP) to net income and diluted earnings per share, before certain significant items and assuming stock option expensing for the 2005 third quarter and first nine months, is presented in the following table:

	(UNAUDITED)
(In millions except per share amounts) Item Description	Three Months Ended		Nine Months Ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005

Net income, as reported	$1,156.9	$869.9	$3,341.3	$2,924.6

Productivity initiatives	54.9	63.4	106.4	63.4

Income tax adjustment	(70.4)	-	(70.4)	-

Income tax charge	-	170.0	-	170.0

Net income, as adjusted, before certain significant items(1)	$1,141.4	$1,103.3	$3,377.3	$3,158.0

Stock-based employee compensation, not included in net income	-	(50.2)	-	(169.1)

Net income, as adjusted, including all stock-based compensation awards(2)	$1,141.4	$1,053.1	$3,377.3	$2,988.9

Diluted earnings per share, as reported	$0.85	$0.64	$2.45	$2.16

Productivity initiatives	0.04	0.05	0.08	0.05

Income tax adjustment	(0.05)	-	(0.05)	-

Income tax charge	-	0.12	-	0.12

Diluted earnings per share, as adjusted, before certain significant items(1)	$0.84	$0.81	$2.48	$2.33

Stock-based employee compensation, not included in net income	-	(0.04)	-	(0.13)

Diluted earnings per share, as adjusted, including all stock-based compensation awards(2)	$0.84	$0.77	$2.48	$2.20

(1)

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. The productivity initiatives charges, which include costs associated with the Global Business Operations initiative, the costs of closing certain manufacturing facilities, including accelerated depreciation, certain reorganization costs and the elimination of certain positions at the Company’s facilities, have been excluded, as these charges are not considered to be indicative of continuing operating results. The income tax adjustment, which relates to the reduction of certain deferred tax asset valuation

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Wyeth (Continued)

allowances, and the income tax charge, which relates to the repatriation of foreign earnings, have been excluded due to their nature and magnitude. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented.

(2)	Stock-based compensation expense for the 2006 third quarter and first nine months has been recorded in accordance with SFAS No. 123R, which the Company adopted as of January 1, 2006. In order to present the results for the 2006 and 2005 third quarter and first nine months on a comparable basis, the 2005 third quarter and first nine months results have been adjusted in the above table to reflect the pro forma effect of expensing stock options in 2005.

These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

Gains from product divestitures are not considered certain significant items because they constitute an integral part of the Company’s analysis of divisional performance. However, they are important to understanding changes in our reported net income. Excluding the certain significant items and the gains from product divestitures described above, as well as assuming stock option expensing for the 2005 third quarter and first nine months, net income and diluted earnings per share were $1,139.0 million and $0.84, respectively, for the 2006 third quarter as compared with $1,028.8 million and $0.76 for the 2005 third quarter and $3,351.3 million and $2.46, respectively, for the 2006 first nine months as compared with $2,871.8 million and $2.12 for the 2005 first nine months.

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Wyeth (Continued)

Segment Information

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 9/30/2006		Nine Months Ended 9/30/2006
Net Revenue By Reportable Segment	($ in 000’s)	Increase/ (Decrease)	($ in 000’s)	Increase/ (Decrease)

Pharmaceuticals	$4,260,502	10%	$12,582,265	10%

Consumer Healthcare	663,341	4%	1,815,532	(2)%

Animal Health	211,953	2%	732,679	5%

Consolidated Total	$5,135,796	9%	$15,130,476	8%

Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 10% for both the 2006 third quarter and the 2006 first nine months due primarily to higher sales of Prevnar, Enbrel, Effexor, Nutritionals, Protonix, the Premarin® family of products, rhBMP-2 and Tygacil™ offset, in part, by lower sales of Zoton®, which is experiencing generic competition. Additionally, alliance revenue increased 11% to $357.3 million for the 2006 third quarter and 21% to $968.8 million for the 2006 first nine months due primarily to higher sales of Enbrel in the United States and Canada. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 8% for the 2006 third quarter. The impact of foreign exchange on worldwide net revenue was not significant for the 2006 first nine months.

Consumer Healthcare

Worldwide Consumer Healthcare net revenue increased 4% for the 2006 third quarter and decreased 2% for the 2006 first nine months. The increase in the 2006 third quarter was due

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Wyeth (Continued)

primarily to an increase in sales of Advil®, Dimetapp® and Robitussin®. The decrease in the 2006 first nine months was due primarily to the absence of 2006 sales of Solgar products, which were divested in the 2005 third quarter, lower sales of Robitussin and Advil Cold & Sinus® due to the impact of retailer actions and state legislation related to pseudoephedrine-containing products, offset, in part, by an increase in sales of Advil and Centrum®. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue increased 3% for the 2006 third quarter and decreased 3% for the 2006 first nine months.

Animal Health

Worldwide Animal Health net revenue increased 2% for the 2006 third quarter and 5% for the 2006 first nine months due to higher sales of livestock products, partially offset by lower sales of equine products. Increases in net revenue also were attributed to higher sales of companion animal products for the 2006 first nine months. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue was flat for the 2006 third quarter. The impact of foreign exchange on Animal Health net revenue was not significant for the 2006 first nine months.

2006 Earnings Guidance

On October 5, 2006, the Company raised its 2006 full year pro forma diluted earnings per share guidance to $3.12 to $3.18. This estimate is considered pro forma as it excludes the third quarter favorable income tax adjustment and any restructuring charges from the Company’s productivity initiatives. This estimate assumes, among other things, the

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Wyeth (Continued)

passage of the R&D tax credit legislation that currently is being debated by the U.S. Congress and that the credit will be made retroactive to January 1, 2006.

Other Matters

On May 9, 2006, we received a Warning Letter from the FDA that raised several specific concerns about manufacturing at our Guayama, Puerto Rico facility. We submitted a timely response to the FDA, and we are working cooperatively with the agency to address the issues raised in the Warning Letter as quickly and effectively as possible. There are no patient safety concerns associated with the issues raised in the Warning Letter. In response to the Warning Letter, we have taken a number of steps to reinforce compliance at the Guayama site, including improving key standard operating procedures, hiring new personnel, undertaking additional training, expanding the senior leadership presence in Puerto Rico and engaging an independent expert consultant to supplement our oversight of good manufacturing practices, and we will be undertaking additional remedial actions. It remains our goal to resolve these issues as quickly as possible but we cannot exclude the possibility that these issues will result in further regulatory action or delays in the approval of new products or release of approved products manufactured at the Guayama facility.

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Wyeth (Continued)

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, including the entire section under the caption “2006 Earnings Guidance,” are forward-looking statements based on current expectations of future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include risks associated with the inherent uncertainty of the timing and success of product research, development and commercialization (including with respect to our pipeline products), drug pricing and payment for our products by government and third-party payers, manufacturing, data generated on the safety and efficacy of our products, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, global business operations, product liability and other types of litigation, the impact of legislation and regulatory compliance (including whether the R&D tax credit legislation will be passed and made retroactive to January 1, 2006), intellectual property rights, strategic relationships with third parties, environmental liabilities, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, Risk Factors.” We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

The Company will hold a conference call with research analysts at 9 a.m. Eastern Daylight Time today. The purpose of the call is to review the financial results of the Company for the third quarter and first nine months of 2006. Interested investors and others may listen to the call live or on a delayed basis through the Internet webcast, which may be accessed by visiting the Company’s Internet Web site at www.wyeth.com and clicking on the “Investor Relations” hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company’s Internet Web site.

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Wyeth (Continued)

Results of Operations

The comparative results of operations are as follows:

(In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended		Nine Months Ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005
Net Revenue	$5,135,796	$4,716,261	$15,130,476	$14,009,094

Cost of Goods Sold(1)	1,386,254	1,361,040	4,096,931	4,047,587

Selling, General and Administrative Expenses(1)	1,588,947	1,506,654	4,705,940	4,487,247

Research and Development Expenses(1)	762,623	639,998	2,197,966	1,873,659

Interest (Income) Expense, Net	(8,126)	20,205	(122)	67,356

Other Income, Net(1) (2)	(39,488)	(75,746)	(205,539)	(348,374)

Income Before Income Taxes	1,445,586	1,264,110	4,335,300	3,881,619

Provision for Income Taxes (3)	288,668	394,253	994,009	957,017

Net Income(4)	$1,156,918	$869,857	$3,341,291	$2,924,602

Basic Earnings Per Share(5)	$0.86	$0.65	$2.48	$2.18

Average Number of Common Shares Outstanding During Each Period - Basic	1,345,535	1,341,307	1,345,150	1,338,792

Diluted Earnings Per Share(5)	$0.85	$0.64	$2.45	$2.16

Average Number of Common Shares Outstanding During Each Period - Diluted	1,372,798	1,366,765	1,372,341	1,361,932

(1)	The 2006 third quarter included charges of $80,150 ($54,910 after-tax or $0.04 per share-diluted) related to activities associated with the Company’s productivity initiatives. Charges of $31,317 were included in Cost of Goods Sold, $43,670 in Selling, General and Administrative Expenses, and $5,163 in Research and Development Expenses. The 2006 first nine months included charges of $154,750 ($106,413 after-tax or $0.08 per share-diluted) related to activities associated with the Company’s productivity initiatives. Charges of $86,508 were included in Cost of Goods Sold, $54,764 in Selling, General and Administrative Expenses, and $13,478 in Research and Development Expenses.

The 2005 third quarter and first nine months included a net charge of $95,786 ($63,405 after-tax or $0.05 per share-diluted) related to activities associated with the Company’s productivity initiatives. Charges of $69,380 were included within Cost of Goods Sold, $61,413 within Selling, General and Administrative Expenses, and $5,200 within Research and Development Expenses, offset, in part, by asset sale gains of $40,207 included within Other Income, Net.

(2)	Other income, net included royalty income for the 2006 third quarter and first nine months of $60,630 and $193,864, respectively, compared with $80,267 and $224,491 for the prior year.

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Wyeth (Continued)

(3)	The 2006 third quarter and first nine months included a favorable income tax adjustment of $70,363 ($0.05 per share-diluted) related to the reduction of certain deferred tax asset valuation allowances. The 2005 third quarter and first nine months included an income tax charge of $170,000 ($0.12 per share-diluted) related to the repatriation of foreign earnings.

(4)	Stock-based compensation expense for the 2006 third quarter and first nine months has been recorded in accordance with SFAS No. 123R, which the Company adopted as of January 1, 2006. The 2006 third quarter and first nine months results included net stock-based compensation expense for stock options, restricted stock and performance share awards totaling $63,900 and $212,436, respectively. The 2005 third quarter and first nine months results included net stock-based compensation expense only for restricted stock and performance share awards of $24,525 and $51,215, respectively. Prior to the adoption of SFAS No. 123R, no expense was recorded for stock options.

(5)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $8,100 and $21,841 for the 2006 third quarter and first nine months, respectively, compared with $5,520 and $13,997 for the comparable periods in 2005.

Results of Operations – As Adjusted

The 2005 third quarter and first nine months results, as reported above, do not include the impact of expensing stock options. In order to assist in performing year-over-year comparisons during 2006, Wyeth has prepared the following presentation of its results of operations for the three months and nine months ended September 30, 2006 and 2005, adjusted where noted below, to exclude certain significant items during the 2006 and 2005 third quarter and first nine months and to reflect the 2005 third quarter and first nine months pro forma effect of expensing stock options.

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Wyeth (Continued)

The comparative results of operations – as adjusted are as follows:

(In thousands except per share amounts)

	(UNAUDITED) - AS ADJUSTED
	Three Months Ended		Nine Months Ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005

Net Revenue	$5,135,796	$4,716,261	$15,130,476	$14,009,094

Cost of Goods Sold(1)(2)	1,354,937	1,297,833	4,010,423	3,997,043

Selling, General and Administrative Expenses(1)(2)	1,545,277	1,486,501	4,651,176	4,559,761

Research and Development Expenses(1)(2)	757,460	654,676	2,184,488	1,934,266

Interest (Income) Expense, Net	(8,126)	20,205	(122)	67,356

Other Income, Net(3)	(39,488)	(35,539)	(205,539)	(308,167)

Income Before Income Taxes	1,525,736	1,292,585	4,490,050	3,758,835

Provision for Income Taxes (1) (2)	384,271	239,485	1,112,709	769,947

Net Income(1)(2)	$1,141,465	$1,053,100	$3,377,341	$2,988,888

Basic Earnings Per Share(4)	$0.85	$0.79	$2.51	$2.23

Average Number of Common Shares Outstanding During Each Period - Basic	1,345,535	1,341,307	1,345,150	1,338,792

Diluted Earnings Per Share(4)	$0.84	$0.77	$2.48	$2.20

Average Number of Common Shares Outstanding During Each Period - Diluted	1,372,798	1,366,765	1,372,341	1,361,932

(1)	Charges of $80,150 ($54,910 after-tax or $0.04 per share-diluted) related to activities associated with the Company’s productivity initiatives were excluded from the results of operations for the 2006 third quarter. These charges are considered certain significant items and have been excluded above as follows: $31,317 from Cost of Goods Sold, $43,670 from Selling, General and Administrative Expenses, and $5,163 from Research and Development Expenses. Charges of $154,750 ($106,413 after-tax or $0.08 per share-diluted) related to activities associated with the Company’s productivity initiatives were excluded from the results of operations for the 2006 first nine months. These charges are considered certain significant items and have been excluded above as follows: $86,508 from Cost of Goods Sold, $54,764 from Selling, General and Administrative Expenses, and $13,478 from Research and Development Expenses.

Charges of $95,786 ($63,405 after-tax or $0.05 per share-diluted) related to activities associated with the Company’s productivity initiatives were excluded from the results of operations for the 2005 third quarter and first nine months. These charges are considered certain significant items and have been excluded above as follows: $69,380 from Cost of Goods Sold, $61,413 from Selling, General and Administrative Expenses and $5,200 from Research and Development Expenses offset, in part, by asset sale gains of $40,207 included within Other Income, Net.

A favorable income tax adjustment of $70,363 ($0.05 per share-diluted) related to the reduction of certain deferred tax asset valuation allowances was excluded from the results of operations for the 2006

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Wyeth (Continued)

third quarter and first nine months and an income tax charge of $170,000 ($0.12 per share-diluted) related to the repatriation of foreign earnings was excluded from the 2005 third quarter and first nine months. Both are considered certain significant items.

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. The productivity initiatives charges, which include costs associated with the Global Business Operations initiative, the costs of closing certain manufacturing facilities, including accelerated depreciation, certain reorganization expenses and the elimination of certain positions at the Company’s facilities have been excluded as these charges are not considered to be indicative of continuing operating results. The favorable income tax adjustment, which relates to the reduction of certain deferred tax asset valuation allowances, and the income tax charge, which relates to the repatriation of foreign earnings, have been excluded due to their nature and magnitude. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented.

These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

(2)	The adjusted results of operations for the 2005 third quarter include the pro forma effect of expensing stock options relating to the Company’s stock compensation plans of $6,173 in Cost of Goods Sold, $41,260 in Selling, General and Administrative Expenses, and $19,878 in Research and Development Expenses, as well as a related tax benefit of $17,150. The adjusted results of operations for the 2005 first nine months reflect the pro forma effect of expensing stock options relating to the Company’s stock compensation plans of $18,836 in Cost of Goods Sold, $133,927 in Selling, General and Administrative Expenses, and $65,807 in Research and Development Expenses, as well as a related tax benefit of $49,452.

(3)	Other income, net included royalty income for the 2006 third quarter and first nine months of $60,630 and $193,864, respectively, compared with $80,267 and $224,491 for the comparable periods in 2005.

(4)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $8,100 and $21,841 for the 2006 third quarter and first nine months, respectively, compared with $5,520 and $13,997 for the comparable periods in 2005.

The pro forma presentation of the Company’s 2005 quarterly and full year results of operations reflecting the pro forma effect of stock option expensing within the appropriate line of the results of operations and the pro forma effect on earnings per share for the

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Wyeth (Continued)

period presented may be accessed on the Company’s Internet Web site at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

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